SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

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MERCER FUNDS

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mercer FUNDS

Mercer Opportunistic Fixed Income Fund

99 High Street
Boston, Massachusetts 02110

September 19, 2018

Dear Shareholder:

We are pleased to notify you of a change involving the Mercer Opportunistic Fixed Income Fund (the “Fund”), a series of Mercer Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved the hiring of Loomis, Sayles & Company, L.P. (“Loomis”) to serve as a subadvisor to the Fund. In conjunction with this appointment, the Board has approved a new subadvisory agreement between Mercer Investment Management, Inc., the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and Loomis (the “Loomis Subadvisory Agreement”).

The Advisor recommended the appointment of Loomis, along with four other proposed new subadvisors (as well as two sub-subadvisors), to replace Franklin Advisers, Inc. (“Franklin”) and Investec Asset Management Limited (“Investec”), the subadvisors that previously managed the Fund’s portfolio, and Loomis and each of the other new subadvisors and sub-subadvisors have taken over the management duties of the Fund’s portfolio previously allocated to Franklin and Investec. As was previously communicated to you via a supplement to the Fund’s prospectus, dated June 22, 2018, Loomis began managing its allocated portion of the Fund’s investment portfolio on June 25, 2018.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding Loomis and the Loomis Subadvisory Agreement and a discussion of the factors that the Board considered in approving the Loomis Subadvisory Agreement.

Sincerely,

Richard S. Joseph Trustee, President, and Chief Executive Officer Mercer Funds

MERCER FUNDS

Mercer Opportunistic Fixed Income Fund

99 High Street
Boston, Massachusetts 02110

Information Statement

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of the Mercer Opportunistic Fixed Income Fund (the “Fund”) about the recent hiring of a new subadvisor to the Fund, Loomis, Sayles & Company, L.P. (“Loomis”). In connection with the hiring of Loomis, the Board approved a new subadvisory agreement between Mercer Investment Management, Inc., the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and Loomis (the “Loomis Subadvisory Agreement”). The Advisor recommended the appointment of Loomis and four other proposed new subadvisors (as well as two sub-subadvisors) to replace Franklin Advisers, Inc. (“Franklin”) and Investec Asset Management Limited (“Investec”), the subadvisors that previously managed the Fund’s portfolio, and Loomis and each of the other new subadvisors and sub-subadvisors have taken over the management duties of the Fund’s portfolio previously allocated to Franklin and Investec. The changes described above may be collectively referred to below as the “New Subadvisor Structure.” Loomis began managing its allocated portion of the Fund’s investment portfolio on June 25, 2018.

The hiring of Loomis, and the Loomis Subadvisory Agreement, were approved by the Board upon the recommendation of Mercer, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about September 20, 2018 to shareholders of record of the Fund as of June 30, 2018.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO
SEND US A PROXY

INTRODUCTION

Mercer is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits Mercer to hire, terminate, or replace subadvisors that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order also allows the Advisor, among other things, to: (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at a Board meeting held on June 4 2018 (the “Meeting”): (i) appointed Loomis to serve as a subadvisor to the Fund, and (ii) approved the Loomis Subadvisory Agreement between the Advisor, on behalf of the Fund, and Loomis. Loomis is unaffiliated with the Advisor and discharges its responsibilities subject to the oversight and supervision of the Advisor. Loomis is paid by the Advisor and not by the Fund. No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of Loomis as a subadvisor to the Fund, or from the implementation of the Loomis Subadvisory Agreement.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that, in connection with the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding Loomis and the Loomis Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware corporation located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor is an affiliate of Mercer Investment Consulting, LLC, an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2014, between the Trust and the Advisor, as amended from time to time (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s investment portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.80% of assets up to $750 million, 0.78% of assets in excess of $750 million up to $1 billion and 0.73% of assets in excess of $1 billion of the Fund’s average daily net assets. The Advisor received advisory fees of $4,833,867 from the Fund for the fiscal year ended March 31, 2018. The aggregate compensation paid by the Advisor to all subadvisors to the Fund during the last fiscal year ended March 31, 2018 was $2,656,483, representing 0.44% of the Fund’s average net assets during that period. The aggregate compensation that would have been paid by the Advisor to all subadvisors to the Fund during the fiscal year ended March 31, 2018, taking into account the New Subadvisor Structure, is $1,855,424, representing 0.31% of the Fund’s average net assets during that period. The Fund did not make any payments to any affiliated person of Loomis during the fiscal year ended March 31, 2018.

Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Richard S. Joseph serves as President, Chief Executive Officer, and Trustee of the Trust and as President and Head of US Delegated Solutions for the Advisor; Janice Desmond serves as Treasurer and Chief Financial Officer of the Trust and as Head of Fund Administration for the Advisor; Carol A. McMahon serves as Vice President and Assistant Treasurer of the Trust and Global and US GBS Wealth Chief Operating Officer of the Advisor; Colin J. Dean serves as Vice President, Chief Legal Officer and Secretary of the Trust and as Global Chief Counsel-Investments of the Advisor; Stan Mavromates serves as Vice President and Chief Investment Officer of the Trust and as Vice President and Chief Investment Officer of the Advisor; Caroline Hulme serves as Vice President and Assistant Secretary of the Trust and as Legal Counsel-Investments for the Advisor; Larry Vasquez serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Advisor; and Robert Phay serves as Vice President and Chief Compliance Officer of the Trust and as Chief Compliance Officer of the Advisor. The address of each executive officer of the Trust is 99 High Street, Boston, Massachusetts 02110.

None of the officers or Trustees of the Trust are officers, employees, directors and/or shareholders of Loomis.

LOOMIS, SAYLES & COMPANY, L.P.

Loomis, Sayles & Company, L.P. is located at One Financial Center, Boston, Massachusetts 02111. Loomis is registered as an investment adviser under the Advisers Act. Loomis is currently organized as a limited partnership and its general partner is Loomis, Sayles & Company, Incorporated (the “General Partner”). Loomis is wholly-owned subsidiary of Natixis Investment Managers, L.P. (“Natixis US”). Natixis US is part of Natixis Investment Managers, an international asset management group based in Paris, France, that is in turn owned by Natixis, a French investment banking and financial services firm. Natixis is principally owned by BPCE, France’s second largest banking group. BPCE is owned by banks comprising two autonomous and complementary retail banking networks consisting of the Caisse d’Epargne regional savings banks and the Banque Populaire regional cooperative banks. The Loomis Subadvisory Agreement is dated June 25, 2018.

Loomis was approved by the Board to serve as a subadvisor to the Fund at the Meeting. Loomis is not affiliated with the Advisor, and Loomis discharges its responsibilities subject to the oversight and supervision of the Advisor. As indicated above, Loomis is paid by the Advisor and not by the Fund. No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of Loomis as a subadvisor to the Fund, or from the implementation of the Loomis Subadvisory Agreement. The fees paid by the Advisor to Loomis depend upon the fee rates negotiated by the Advisor. In accordance with procedures adopted by the Board, a subadvisor to the Fund may affect portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable laws.

Loomis does not serve as an investment advisor for any registered investment companies that have an investment objective similar to the Fund’s investment objective.

The names and principal occupations of the principal executive officers and directors of Loomis are listed below. The address of each principal executive officer and director, as it relates to the person’s position with Loomis is One Financial Center, Boston, Massachusetts 02111.

Name	Principal Occupation
Kevin P. Charleston	President and Chief Executive Officer, Director and Chairman of the General Partner

Daniel J. Fuss	Vice Chairman, Executive Vice President and Director of the General Partner

John F. Gallagher, III	Executive Vice President, Director of Institutional Services and Director of the General Partner

John R. Gidman	Executive Vice President, Chief Operating Officer and Director of the General Partner

Jaehoon Park	Executive Vice President, Chief Investment Officer and Director of the General Partner

Jean S. Loewenberg	Executive Vice President, General Counsel and Secretary and Director and Secretary of the General Partner

John F. Russell	Executive Vice President and Director of the General Partner

Paul J. Sherba	Executive Vice President, Chief Financial Officer and Director of the General Partner

David L. Waldman	Executive Vice President, Deputy Chief Investment Officer and Director of the General Partner

Donald P. Ryan	Vice President and Chief Compliance Officer

Beverly M. Bearden	Deputy Chief Executive Officer of Natixis Investment Managers, L.P. and Director of the General Partner

David L. Giunta	President and Chief Executive Officer, U.S. and Canada Natixis Investment Managers and Director of the General Partner

THE LOOMIS SUBADVISORY AGREEMENT

The Loomis Subadvisory Agreement was approved by the Board at the Meeting which was called, among other reasons, for the purpose of considering and approving the Loomis Subadvisory Agreement for an initial term of two years. Thereafter, continuance of the Loomis Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Loomis Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or no-action letter provided or pursuant to the 1940 Act, or upon the termination of the Management Agreement.

The terms of the Loomis Subadvisory Agreement, other than the rate of compensation paid by the Advisor to Loomis, are substantially similar to the terms contained in the subadvisory agreements in effect between the Advisor and the Fund’s previous subadvisors. The Loomis Subadvisory Agreement provides that Loomis, among other duties, will make all investment decisions for Loomis’ allocated portion of the Fund’s investment portfolio. Loomis, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of Loomis’ allocated portion of the Fund’s assets.

The Loomis Subadvisory Agreement provides for Loomis to be compensated based on the average daily net assets of the Fund allocated to Loomis. Loomis is compensated from the fees that the Advisor receives from the Fund. Loomis generally will pay all expenses it incurs in connection with its activities under the Loomis Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Loomis Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii) Loomis, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, the Advisor recommended the appointment of Loomis to serve as a subadvisor to the Fund. In considering the approval of the Loomis Subadvisory Agreement, the Independent Trustees considered the information and materials from the Advisor and Loomis that included, as to Loomis and the Fund: (i) the Loomis Subadvisory Agreement; (ii) information regarding the process by which the Advisor had reviewed, selected, and recommended Loomis for the Board’s approval, and the Advisor’s rationale for recommending that Loomis be appointed as a subadvisor to the Fund; (iii) the nature, extent, and quality of the services that Loomis proposed to provide to the Fund; (iv) the investment management business, portfolio management personnel, operations, prior investment experience, and reputation of Loomis; (v) Loomis’ brokerage and trading policies and practices; (vi) the level of subadvisory fees to be charged by Loomis for its services to the Fund, and the fees charged to other accounts that Loomis manages; (vii) a summary of the compliance program applicable to Loomis; (viii) information regarding the historical performance returns of Loomis managing the investment mandate it would employ for the Fund and a comparison of such performance to a relevant index; and (ix) the financial condition of Loomis.

In addition, the Independent Trustees considered presentations made by, and discussions held with, representatives of the Advisor and the Advisor’s favorable assessment of the nature, extent and quality of the subadvisory services expected to be provided to the Fund by Loomis. The Independent Trustees considered and analyzed factors that the Independent Trustees deemed relevant with respect to Loomis, including: the nature, extent, and quality of the services to be provided to the Fund by Loomis; Loomis’ management style and investment decision-making process; Loomis’ historical performance record managing the investment mandate it would employ for the Fund; the qualifications and experience of the members of Loomis’ portfolio management team; and Loomis’ staffing levels and overall resources. The Independent Trustees also took into consideration the nature and extent of the oversight duties performed by the Advisor in connection with each of the subadvisors to the Fund, which includes extensive management and compliance due diligence with respect to the management and operations of each of the subadvisors. Additionally, the Independent Trustees received assistance and advice from their independent legal counsel regarding legal and industry standards in connection with their duties and responsibilities when approving investment advisory agreements.

In particular, and as to Loomis, the Board, including all of the Independent Trustees, considered the following factors:

(a) The nature, extent, and quality of the services to be provided by Loomis. The Independent Trustees reviewed the nature, extent, and quality of the services to be provided by Loomis to the Fund. The Independent Trustees discussed the specific investment management process that Loomis indicated that it will employ to manage its allocated portion of the Fund’s investment portfolio (which was described in detail in the materials provided by Loomis), the qualifications of Loomis’ portfolio managers and investment management personnel with regard to implementing the investment mandate relating to the allocated portion of the Fund’s investment portfolio that Loomis would be managing, and the performance record of Loomis as compared to a relevant index. The Independent Trustees considered Loomis’ infrastructure and resources, and whether Loomis’ organization appeared to support Loomis’ strategy adequately. The Independent Trustees also discussed the Advisor’s review, selection, and due diligence process with respect to Loomis, and the Advisor’s favorable assessment as to the nature, extent, and quality of the subadvisory services expected to be provided to the Fund by Loomis. The Independent Trustees determined that the Fund and its shareholders would benefit from the quality and experience of Loomis’ portfolio managers and the qualifications of its investment professionals. Based on their consideration and review of the foregoing information, the

Independent Trustees concluded that the nature, extent and quality of the subadvisory services anticipated to be provided by Loomis, as well as Loomis’ ability to render such services based on Loomis’ experience, operations and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and the mandate relating to the allocated portion of the Fund’s investment portfolio that Loomis would manage.

(b) Comparison of the services to be rendered and fees to be paid to Loomis under other advisory and subadvisory contracts, such as those with other clients. The Independent Trustees discussed the services that would be rendered by Loomis and evaluated the compensation to be paid to Loomis by the Advisor for those services. The Independent Trustees noted that the services that Loomis would furnish to the Fund appeared to be comparable to the services that Loomis currently provides to its other advisory and subadvisory clients having similar investment strategies. The Independent Trustees also considered comparisons of the fees that will be paid to Loomis by the Advisor in light of the fees that were charged by Loomis to its other advisory clients, as disclosed in the Form ADV, Part 2A (Firm Brochure) provided and in its 15(c) Questionnaire responses, including commingled and separate accounts. The Independent Trustees also considered that the fees agreed to by Loomis were the result of an arm’s length bargain negotiated by unaffiliated parties and that the Advisor believes such fees are fair and reasonable.

The Independent Trustees considered the review, selection, and due diligence process employed by the Advisor in determining to recommend Loomis to serve as a subadvisor to the Fund, and the Advisor’s reasons for concluding that the subadvisory fees to be paid by the Advisor to Loomis for its services to the Fund were fair and reasonable. The Independent Trustees emphasized in their discussions that the subadvisory fees of Loomis would be paid by the Advisor, and were not additional fees to be borne by the Fund or its shareholders. Based on their discussion, the Independent Trustees concluded that, in light of the nature, extent, and quality of the services to be provided, the proposed level of fees to be paid to Loomis with respect to the assets of the Fund to be allocated to Loomis was supported by the services that were expected to be provided by Loomis to the Fund. The Independent Trustees also considered the potential “fallout” or ancillary benefits that may accrue to Loomis from its relationship with the Fund and concluded that they were reasonable.

The Independent Trustees recognized that, because the subadvisory fees would be paid by the Advisor, and not the Fund, an analysis of economies of scale and profitability was more appropriate in the context of the Board’s consideration of the Management Agreement with the Advisor. In addition, since the fees to be paid to Loomis were the result of arm’s-length bargaining between unaffiliated parties, and given the Advisor’s economic incentive to negotiate a reasonable fee, the potential profitability of Loomis was considered to have limited relevance to the Independent Trustees’ deliberations. The Independent Trustees took note of the Advisor’s explanation that the recommended appointment of Loomis was not affected by the impact that the appointment would have on the Advisor’s revenues and profitability, and considered that the Advisor had demonstrated that the appointment of Loomis may result in increased profitability for the Advisor as a result of decreased subadvisory fees that will be paid out of the Advisor’s resources, taking into account the New Subadvisory Structure. On the basis of these considerations, the Independent Trustees concluded that, in light of the nature, extent and quality of the services expected to be provided by Loomis and the proposed fees to be paid to Loomis by the Advisor for managing its allocated portion of the Fund, the potential benefits accruing to

Loomis as a result of serving as a subadvisor to the Fund were reasonable in relation to the services that were expected to be provided by Loomis to the Fund.

(c) Investment performance of the Fund and Loomis. Because Loomis was a newly proposed subadvisor to the Fund, the Independent Trustees could not consider Loomis’ investment performance in managing the Fund as a factor in evaluating the Loomis Subadvisory Agreement. However, the Independent Trustees reviewed Loomis’ historical performance record managing the investment mandate it would employ for the Fund. The Independent Trustees also compared the historical investment performance of Loomis to a relevant index and concluded that Loomis’ historical performance record, viewed together with the other factors considered by the Independent Trustees, supported a decision to approve the Loomis Subadvisory Agreement.

Conclusion. Following consideration of the foregoing factors, it was reported that no single factor was determinative to the Independent Trustees’ decisions. Based on these factors, along with the determination of the Advisor at the conclusion of its review, selection, and due diligence process to recommend Loomis be appointed as a subadvisor to the Fund, and such other matters as were deemed relevant, the Independent Trustees concluded that the proposed fee rate for Loomis was supported by the services that were expected to be provided to the Fund and approval of the proposed Loomis Subadvisory Agreement was in the best interests of the Fund and its shareholders. As a result, the Board, including a majority of the Independent Trustees, determined to approve the Loomis Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 1 Heritage Drive, North Quincy, Massachusetts 02171, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Class S, Class Y-1 and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares, respectively. For the fiscal year ended March 31, 2018, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, LLC (the “Distributor”), located at 899 Cassatt Road, Berwyn, Pennsylvania 19312, is a Delaware limited liability company that is a wholly-owned subsidiary of Foreside Distributors, LLC. The Distributor acts as the principal underwriter of each class of shares of the Fund under an Underwriting Agreement with the Fund. The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2018, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of June 30, 2018, the Fund had 68,072,386 total shares outstanding, and: (1) Mercer Collective Trust: Mercer Opportunistic Fixed Income Portfolio held 29,422,476 shares, representing 43.22% of the Fund’s total shares outstanding; (2) 24,332,621 shares were held in the name of Mercer Investment Management for the benefit of Mercer Opportunistic Fixed Income Fund (a Canadian-domiciled investment fund), representing 35.75% of the Fund’s total shares outstanding;] and (3) 10,556,416 shares were held in the name of Mercer Global Investments for the benefit of the Trust Fund for the People of the Republic of Micronesia, representing 15.51% of the Fund’s total shares outstanding.

As of June 30, 2018, the Trustees and executive officers of the Fund, both individually and as a group, did not own more than 1% of a class of the Fund.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report to shareholders may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-888-887-0619.

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